EXHIBIT 21.01


THE INDUS GROUP, INC.

LIST OF SUBSIDIARIES


NAME OF SUBSIDIARY (AND DOING BUSINESS AS)                STATE OF INCORPORATION

Indus International, Inc.                                             California

Indus Foreign Sales Corporation                              U.S. Virgin Islands

Indus North America, Inc.                                             California

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